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                                                                   Exhibit 5.2

                                     September 25, 2000

Palmer & Dodge LLP
One Beacon Street
Boston, Massachusetts 02108

Ladies and Gentlemen:

         Reference is made to those Registration Statements on Form S-3 (File Nos. 333-60819 and 333-45302) (each a "REGISTRATION STATEMENT" and collectively the "REGISTRATION STATEMENTS") filed by TECO Energy, Inc., a Florida corporation (the "COMPANY"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for the registration of $350,000,000 aggregate principal amount of debt securities of the Company. We are rendering this supplemental opinion in connection with the prospectus supplement to the Registration Statement dated September 20, 2000 (the "PROSPECTUS SUPPLEMENT") filed by the Company pursuant to Rule 424 promulgated under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $200,000,000 aggregate principal amount of 7% Remarketable or Redeemable Securities due 2015 (the "NOTES"). The Notes will be issuable under an indenture dated as of August 17, 1998 (the "BASE INDENTURE") between the Company and The Bank of New York, as Trustee (the "TRUSTEE"), as supplemented by a second supplemental indenture dated as of September 15, 2000 between the Company and the Trustee (together with the Base Indenture, the "INDENTURE").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

         The opinion expressed herein is limited to matters governed by the laws of the State of New York.

         Based upon the foregoing and assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, the Registration Statement has become effective under the Securities Act, the terms of the Notes and of their issuance and sale have been duly

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established  in  conformity  with the Indenture so as not to result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company in any proceeding to which the Company is bound or to which its property is subject, and the Notes have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the purchase price therefor and issued and sold as contemplated by the Prospectus Supplement, we are of the opinion that the Notes will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus Supplement under the caption "Legal Matters."

                                      Very truly yours,

                                      /s/ Ropes & Gray

                                      Ropes & Gray










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